Exhibit 99.1

December 19, 2011

Jeffrey Jordan
50 Paso Del Arroyo
Portola Valley, California 94028

Re:                               Resignation as Executive Chairman

Dear Jeff:

As discussed at the December 14, 2011 meeting of the Board of Directors (the “Board”) of OpenTable, Inc. (the “Company”), the Board is extremely appreciative of your service as Executive Chairman of the Company and understands that your current commitments no longer allow you to perform the services of Executive Chairman at the level you would like.  The Board has accepted your resignation as Executive Chairman as of December 14, 2011 (the “Resignation Date”) but remains excited about your continuing role as a member of the Board.  This letter is intended to explain the treatment of your equity compensation in connection with your resignation as Executive Chairman and your continued service as a member of the Board.

As of the Resignation Date, you hold vested options to purchase the Company’s common stock with respect to 279,711 shares (the “Vested Options”) and unvested options with respect to 32,100 shares (the “Unvested Options”).  You acknowledge and agree that your Unvested Options terminated as of the Resignation Date.  Your Vested Options will remain outstanding and exercisable in accordance with their terms based on your continued service as a member of the Board.

In connection with your continued Board service, on the Resignation Date, the Compensation Committee of the Board granted you an option to purchase 5,207 shares of Company common stock, which represents your pro-rated portion of the 2011 annual non-employee director’s stock option grant pursuant to the Company’s 2009 Equity Incentive Award Plan.  This option will fully vest and become exercisable on the date of the 2012 annual meeting of the shareholders of the Company (the “2012 Annual Meeting”), which is expected to be around June 7, 2012, subject to your continued service as a member of the Board.  Beginning on the date of the 2012 Annual Meeting, you will be eligible receive annual equity grants under the non-employee director equity compensation policy.

This letter, collectively with any option agreement evidencing the options referenced herein, constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes and merges all prior agreements or understandings, whether written or oral, including, without limitation, that certain Amended and Restated Offer Letter Agreement, dated as of May 2, 2011 by and between you and the Company.

Again, the Company wishes to extend its gratitude for your service as Executive Chairman.

OPENTABLE, INC.

By:	/s/ Matthew Roberts
Name: Matthew Roberts
Title: Chief Executive Officer

ACKNOWLEDGED AND AGREED:

/s/ Jeffrey Jordan
Jeffrey Jordan